Exhibit 99.1

Date: January 18, 2023
To: 8x8 Employees
Subject Line: Strategic Alignment

Team 8x8,

Since November, I have been working closely with the Leadership Team and the Board of Directors on our three-year outlook. As part of our plans to forge our XCaaS competitive advantage into a winning strategy, we have identified six areas that will be particularly critical to our success:

•Accelerating our transition to an innovation-led company
•Leveraging our Ideal Customer Profile (ICP)
•Increasing XCaaS win rates and Sales and Marketing productivity
•Maintaining our outstanding UCaaS customer experience
•Establishing CPaaS leadership in APAC
•Increasing profitability to strengthen our financial position and fund growth

Our success depends heavily on the ability to make difficult choices about where to deploy resources in order to create the greatest value. I wish it were never so, but sometimes that includes letting go of people, despite their excellent work, as priorities shift. Regrettably, that is the situation we currently face at 8x8 in order to align with emerging marketplace opportunities. Today we are undergoing a global staff reduction that impacts approximately 7% of our organization subject to regional notice requirements and processes. I believe this reduction is essential to improve our efficiency and align our resources to the critical areas of focus. Streamlining Sales and Marketing while enhancing Customer Success will feed our primary goal of customer delight and retention. We have a massive opportunity in front of us to leverage our XCaaS first-mover advantage, accelerate CCaaS innovation, and become a true leader across customer experience communications.

I want to emphasize that because this is a strategic reallocation of resources, it will impact teams and regions differently. Conversations with impacted employees are underway and I ask that everyone be respectful of this process and reach out to support impacted employees as they work through this transition. Those of us who remain also have the responsibility to honor our co-workers by becoming a stronger company. The list of priorities above ensures that we will make meaningful change instead of trying to do the same work with fewer people. You have my commitment that rather than haphazardly dropping things into accidental gaps, we will tighten our focus and thoughtfully choose what not to do.

We will go through a strategic deep dive during the February All Hands. I will also host Ask-me-Anything meetings to discuss the organizational changes. Functional leaders will have team meetings that include your HR Business Partner to discuss department level questions. Please share your ideas, questions, and concerns. Facing both the sad news and the next steps together is part of our evolution. As always, thank you for your willingness to meet challenges with professionalism and teamwork. You inspire me to find better solutions.

Sam